Exhibit 99.1

New Harvest Capital Corp. Signs Term Sheet

Bartlesville,OK -- (BUSINESS WIRE)—February 14, 2005—New Harvest Capital Corp.  (OTCBB: HVST.OB) (“New Harvest” or the “Company”) and certain of its security holders have executed a non-binding Term Sheet with a privately-held company which is a development stage biopharmaceutical company that is focused on the development and commercialization of diagnostics and therapeutics for large populations in inflammatory diseases.

The transaction contemplated by the Term Sheet would include the merger of the target company into a wholly-owned subsidiary of New Harvest and a change of control of New Harvest.  Completion of the proposed transaction is subject to various terms and conditions, including but not limited to the negotiation and execution of  definitive agreements between the parties, the arrangement of  financing, necessary approvals by the boards of directors and stockholders and the satisfactory completion of due diligence.  The current shareholders of New Harvest would suffer substantial dilution as a result of the proposed transaction. It is currently expected that the current shareholders of New Harvest will retain approximately three to five percent of the equity in the post-merger entity. New Harvest has granted the target an exclusive period, through March 31, 2005, in which to negotiate and execute a definitive merger agreement.  There is no assurance that New Harvest will be successful in negotiating and entering into a definitive merger agreement or that the transaction contemplated by the merger agreement will be completed.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company's management and are subject to various risks and uncertainties that may cause results to differ from management's current expectations. Such factors include the ability of the Company to negotiate and complete any transaction with any third party, including but not limited to the proposed transaction detailed herein and other risks as detailed from time-to-time in the Company's reports and filings with the Securities and Exchange Commission. All forward-looking statements, if any, in this release represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

Contact:

John Heskett

(918) 336-1773